La Jolla Pharmaceutical Company Announces FDA Agreement with Proposed Phase 1 Clinical Trial of GCS-100 in Chronic Kidney Disease

SAN DIEGO, CA. -(MARKETWIRE-July 31, 2012)- La Jolla Pharmaceutical Company (OTCQB: LJPC), a leader in the development of therapeutics that target galectin-3, announced today that the FDA Division of Cardiovascular and Renal Products agreed that the Company has sufficient data to support a short-term clinical trial of GCS-100 in patients with chronic kidney disease (CKD) or end-stage renal disease (ESRD).

"Having FDA accept our data in support of a clinical trial in patients with CKD is a major milestone for La Jolla," said George Tidmarsh, M.D. Ph.D., Chief Executive Officer of La Jolla. "We are pleased with our progress and look forward to initiating the study."

"The scientific rational supporting the potential role of GCS-100 in organ failure is very strong," Tidmarsh added. "This kidney disease program will complement our program with GCS-100 in cancer immune modulation."

The National Institute of Diabetes and Digestive and Kidney Diseases estimated that in 2008, 20 million US adults suffered from chronic kidney disease, 547,982 were under treatment for end-stage renal disease resulting in 88,630 deaths per year. In total,  $40 billion was spent in 2008 in the US on end-stage renal disease. To date, there are no FDA approved therapies for end-stage renal disease.

Initiation of the Phase 1 trial is dependent on the Company first filing an Investigational New Drug application (IND) with the FDA. The study cannot begin before that filing is accepted. La Jolla plans to file the IND this year.

About GCS-100

GCS-100 is a complex polysaccharide that has the ability to bind to and block the effects of galectin-3. Galectin-3 is a soluble protein, over-expression of which has been implicated in a number of human diseases including cancer and chronic organ failure.  The unique ability of GCS-100 to bind and sequester galectin-3 makes it an ideal candidate to prevent and treat diseases in which galectin-3 plays an important role.

About La Jolla Pharmaceutical Company

La Jolla Pharmaceutical Company is a biopharmaceutical company dedicated to the development of medical treatments that significantly improve outcomes in patients with life-threatening diseases. GCS-100, the Company's lead product candidate, is a first-in-class inhibitor of galectin-3, a novel molecular target implicated in chronic organ failure and cancer. For more information on the Company please visit http://www.ljpc.com

Forward Looking Statement Safe Harbor

This document contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future results of operations. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from these forward-looking statements. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Certain of these risks, uncertainties, and other factors are described in greater detail in the Company's filings from time to time with the U.S. Securities and Exchange Commission (SEC), all of which are available free of charge on the SEC's web site http://www.sec.gov. These risks include, but are not limited to, risks relating to the development of GCS-100, the success and timing of future preclinical and clinical studies of this compound, and potential indications for which GCS-100 may be developed. Subsequent written and oral forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth in the Company's reports filed with the SEC. The Company expressly disclaims any intent to update any forward-looking statements.

Company Contact
George F. Tidmarsh, M.D., Ph.D.
President & Chief Executive Officer
La Jolla Pharmaceutical Company
Phone: (650) 208-3191
Email: GTidmarsh@ljpc.com

Media Contact:
Michael Rice
LifeSci Advisors, LLC
Phone: (646) 597-6979
Email: mrice@lifesciadvisors.com